UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

loanDepot, Inc.

(Name of Registrant as Specified In Its Charter)

Anthony Hsieh

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Anthony Hsieh Reminds loanDepot Board to Concentrate on Company's Long-Term Success

IRVINE, Calif., March 9, 2023 /PRNewswire/ -- Anthony Hsieh, the Founder and largest voting stockholder of loanDepot, Inc. (NYSE: LDI) (“loanDepot” or “the Company”) issued the following statement after LDI’s fourth quarter (Q4) 2022 earnings call on Wednesday, March 8, 2023.

“Yesterday’s earnings call was an important market update and reflects the extraordinary challenges facing all mortgage companies due to the unprecedented increase in interest rates. loanDepot cannot maintain the status quo if we are to succeed over the long-term. The Company’s Board would benefit from a fresh perspective amidst these challenges to ensure we emerge stronger relative to our competition.

“I have nominated Steve Ozonian for election to the loanDepot board precisely for this reason. Steve’s career of innovation in the homeownership business is important for the Company’s thinking and strategy. I believe an important obligation as directors is to assess whether we have the most relevant experience and skills on the Board, particularly at a time when we are presented with the kinds of challenges the current market presents.

“I will vote my approximately 57% of combined voting power in support of his nomination. As I have previously stated, I have significant economic interest in the long-term performance of loanDepot. I do not take this decision lightly.

“I remain passionate about loanDepot’s ability to deliver the dream of homeownership, and believe that Steve’s experience and expertise will be important to loanDepot’s long-term success.”

About Anthony Hsieh

Anthony Hsieh, known as an innovator with a passion for creating exceptional customer experiences, founded loanDepot in 2010, served in the dual role of Chairman and CEO for the past 12 years and currently is Chairman of the Board. Under his leadership, loanDepot became the second-largest nonbank lender in the country, employing up to 10,000 team members, and disrupted the traditional home lending model -- most notably with the advent of mello®, the Company's proprietary loan origination technology platform. During his tenure as CEO, Hsieh also oversaw the development of the Company's sophisticated performance marketing engine, which generates more than one million customer contact points daily. Hsieh successfully took the Company public in February 2021, leveraging the Company's unique position as the only nonbank lender of scale with a nationally recognized brand and diversified direct to consumer, in-market retail, joint venture and wholesale mortgage origination model.

About Steve Ozonian

Steve Ozonian, 67, currently serves and has served as CEO of the Williston Financial Group since August 2017 and currently serves and has served on Williston's Board of Directors since 2011. Mr. Ozonian currently serves and has served on the Board of Directors of LendingTree, Inc. since 2011 and previously served on the LendingTree Board of Directors from August 2008 to November 2010. Mr. Ozonian currently serves as the Lead Independent Director, Chair of the Audit Committee, and Chair of the Compensation Committee of LendingTree. Mr. Ozonian previously served as Chief Executive Officer of LendingTree's proprietary full service real estate brokerage business, known as RealEstate.com, between November 2010 and March 2011. Mr. Ozonian also previously served as the Chairman of the Board of Directors of Global Mobility Solutions, a global provider of human resources and real estate services. Mr. Ozonian has held other high-level positions in the homeownership industry including Chairman and CEO of Prudential's real estate and related businesses, CEO of Realtor.com, and National Homeownership Executive for Bank of America. Mr. Ozonian is a member of the Board of Directors of Attom Data, a real estate data services company. Mr. Ozonian is also a member of the Board of Directors of Inside Real Estate, a real estate software services provider to the residential real estate industry.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Anthony Hsieh (the “Investor”), may file a preliminary and definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of the Investor’s director nominee at the 2023 annual meeting of stockholders of loanDepot, Inc., a Delaware corporation (the “Company”).

THE INVESTOR STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY AND THE DEFINITIVE PROXY STATEMENTS FILED BY THE INVESTOR WITH THE SEC AND OTHER PROXY MATERIALS FILED BY THE INVESTOR WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE INVESTOR’S DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WITHOUT CHARGE, IF AND WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Anthony Hsieh and Steven Ozonian.

As of February 7, 2023, the Investor is the record owner of 30,881 shares of the Company’s Class A Common Stock, par value $0.001 per share, and beneficially owns another 4,213,324 shares of the Company’s Class A Common Stock, for an aggregate of 4,244,205 shares of the Company’s Class A Common Stock. The Investor also beneficially owns 147,657,247 shares of the Company’s Class C Common Stock, par value $0.001 per share. As of the date hereof, Steve Ozonian does not own any shares of common stock or any other securities of the Company.

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